Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of MDH Acquisition Corp. on Form S-4 of our report dated March 31, 2021, with respect to our audit of the financial statement of MDH Acquisition Corp. as of December 31, 2020 and for the period from July 9, 2020 (inception) through December 31, 2020, which report appears in the Proxy statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Proxy statement/Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

August 10, 2021